EXHIBIT 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of ____, 2019 (this “Agreement”), is entered into by and among Aytu Bioscience Inc., a Delaware corporation (the “Company”), Vivian Liu as representative of the Holders (the “Holders’ Representative”) and ____________ (the “Rights Agent”).

A.           The Company, Aytu Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Innovus Pharmaceuticals, Inc., a Nevada corporation (“Innovus”) have entered into an Agreement and Plan of Merger dated as of September 12, 2019 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Innovus (the “Merger”).

B.           In connection with the effectiveness of the Merger, the Company wishes to create and issue contingent value rights containing the rights described herein to the record holders of the Company Common Stock (as hereinafter defined) as of a record date prior to the effectiveness of the Merger.

Accordingly, and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of the Holders (as hereinafter defined), as follows:

ARTICLE I.
Definitions

1.1
Definitions.

(a)           For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)           all accounting terms used herein and not expressly defined herein have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(ii)           unless the context otherwise requires, words describing the singular number include the plural and vice versa, words denoting any gender include all genders and words denoting natural Persons include corporations, partnerships and other Persons and vice versa;

(iii)           the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(iv)           the terms “hereof”, “hereunder”, “herein” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement; and

(v)           the Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b)           The following terms have the meanings ascribed to them as follows:

“Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Acting Holders” means a majority in interest of the Holders, but excluding any Holders that serve or have served as an officer of the Company or on the Company’s Board of Directors.

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means each day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means (x) (i) any consolidation or merger of the Company with or into any other corporation or entity or Person or (ii) any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, or (y) any sale of all or substantially all of the assets of the Company.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“Consumer Business Unit” means all the product lines and products in development by Innovus and acquired by the Company as a result of the Merger, together with all future products lines developed or acquired primarily as a result of the Merger or primarily developed by Dr. Bassam Damaj.

 “CVR Payment Amount” means the amount payable with respect to the relevant Earnout Achievement, as determined on Exhibit A hereto.

“CVR Payment Date” means the date (if any and if ever) that a CVR Payment Amount is payable by the Company to the Holders, which date will be established pursuant to Section 2.4.

“CVR Payment Shares” means, for any particular CVR Payment Amount, that number of shares of Common Stock determined by multiplying such CVR Payment Amount by an exchange ratio, which shall be the lesser of (i) one divided by the volume weighted average price of Common Stock as reported by Bloomberg for a twenty (20) day trading period ending on the Share Determination Date that is applicable to the Milestone Period to which the CVR Payment Amount relates, and (ii) ..1667.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVR Shortfall” has the meaning set forth in Section 4.5(b).

“CVRs” means the contingent value rights issued by the Company pursuant to this Agreement.

“De Minimis” has the meaning set forth in Section 6.2.

 “Effective Time” means the effective time of the Merger, pursuant to the Merger Agreement. The Company shall notify the Rights Agent of the Effective Time promptly after the occurrence thereof.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Buyout Value” has the meaning set forth in Section 6.2.

“Holders’ Representative” means the Holders’ Representative named in the first paragraph of this Agreement, until a successor Holders’ Representative has become such pursuant to the applicable provisions of this Agreement, and thereafter “Holders’ Representative” will mean such successor Holders’ Representative.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holders’ Representative and the Company, or (b) if the parties hereto fail to make a designation, jointly by an independent public accounting firm selected by the Company and an independent public accounting firm selected by the Holders’ Representative.

 “Earnout Achievement” means the achievement of one or more of the targets in the various Milestones, as described in Exhibit A hereto.

“Milestone” means each of the five earnout milestones set forth on Exhibit A.

“Milestone Period” means the calendar year-long measurement periods for each Milestone set forth on Exhibit A.

 “Non-Achievement Certificate” has the meaning set forth in Section 2.4(b).

“Notice of Objection” has the meaning set forth in Section 2.4(c).

“Objection Period” has the meaning set forth in Section 2.4(c).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer or secretary of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (viii) if a Holder is holding on behalf of a beneficial owner, a transfer to such beneficial owner or (ix) the transfer of any or all of the CVRs to the Company or an Affiliate of the Company in a privately negotiated transaction or a tender offer.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Pro Rata Share” means each Holder’s pro rata share of a CVR Payment Amount based on the number of CVRs held by such Holder as of the date of the Achievement Certificate (or the date of final determination pursuant to Section 2.4(c), as applicable) as reflected on the CVR Register in proportion to all CVRs issued at any time (regardless of whether or not some CVRs are no longer outstanding due to having been acquired by the Company or for any other reason).

“Revenue Target Achievement” means the achievement of the revenue target associated with a particular Milestone.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent has become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Fee” means the agreed-upon fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“Share Determination Date” has the meaning set forth in Section 2.4(d).

“Subsidiary” means any corporation or other entity in which the Company owns at least a majority of the stock or other equity interests.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

ARTICLE II.
Contingent Value Rights

2.1
Authority; Issuance of CVRs; Appointment of Rights Agent.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any government authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by Company of the transactions contemplated hereby.

(b)           The CVRs are a form of Merger Consideration described in the Merger Agreement and will be issued in accordance with the terms and conditions set forth in the Merger Agreement and this Agreement.

(c)           The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2
Nontransferable.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3
No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)           The Rights Agent will keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed CVR Registrar (the “CVR Registrar”) for the purpose of registering CVRs and Permitted Transfers of CVRs as herein provided. Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to effect a Permitted Transfer of a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Company and/or the CVR Registrar, if appropriate. Upon receipt of such written request and materials, the CVR Registrar will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d)           A Holder (or an authorized representative thereof) may make a request to the CVR Registrar to change such Holder’s address of record in the CVR Register. Upon receipt of such request, the CVR Registrar will promptly record the change of address in the CVR Register.

2.4
Payment Procedures.

(a)           No later than February 28 of the year following the Milestone Period relating to a particular Earnout Achievement, the Company will deliver to the Holders’ Representative and the Rights Agent a certificate (the “Achievement Certificate”), certifying that the Holders are entitled to receive a CVR Payment Amount (and setting forth the calculation of such CVR Payment Amount). A Milestone Period can be used to measure the attainment of more than one Revenue Target Achievement in the following circumstances: if the Consumer Business Unit records any of the annual revenue targets in a Milestone Period that is earlier than the identified Milestone Period for such target, then the Company shall calculate and deliver the applicable CVR Payment Amount also at that earlier time. For example, if the Consumer Business Unit achieves $40 million in revenues in calendar year 2020, then, no later than February 28, 2021, the Company will deliver to the Holders’ Representative and the Rights Agent an Achievement Certificate certifying that the Holders are entitled to receive the CVR Payment Amounts associated with the Revenue Target Achievement for both Milestone 2 and Milestone 3. For the avoidance of doubt, a CVR Payment Amount may be earned only once following the initial Earnout Achievement of each revenue target and no amounts shall be due or payable for subsequent or repeated achievement of the same revenue target.

(b)           If no Earnout Achievement has occurred during a particular Milestone Period, then, as soon as reasonably practicable after the end of such Milestone Period, but in no event later than February 28 of the year following such Milestone Period, the Company will deliver to the Holders’ Representative and the Rights Agent a certificate (the “Non-Achievement Certificate”), stating that no Earnout Achievement occurred.

(c)           During the period from February 28 to May 31 of each year following a particular Milestone Period (the “Objection Period”), the Holders’ Representative may send a notice (the “Notice of Objection”) to the Rights Agent detailing either their objection to the proposed calculation of the CVR Payment Amount for the prior Milestone Period set forth in the Achievement Certificate or their objection to the Non-Achievement Certificate, in either case by providing a basis for their objection. Following the receipt of a Notice of Objection, the Company shall permit, and shall cause its Affiliates to permit, the Holders’ Representative, and, if requested by the Holders’ Representative, the Independent Accountant, to have access to the records of the Company or its Affiliates as may be reasonably necessary to investigate the basis for the Notice of Objection. Any dispute arising from a Notice of Objection will be resolved in accordance with the procedure set forth in Section 9.10, which decision will be binding on the parties hereto and every Holder. If a Notice of Objection has not been delivered to the Company within the Objection Period for a particular Milestone Period, then the Holders’ Representative will have no right to receive the disputed CVR Payment Amount, and the Company and the Rights Agent will have no further obligations with respect to such CVR Payment Amount.

(d)           If the Company delivers an Achievement Certificate to the Rights Agent, no later than March 20 of the year following the Milestone Period during which an Earnout Achievement was met (the “Share Determination Date”), the Company will deposit with the Rights Agent certificates representing the CVR Payment Shares relating to the applicable CVR Payment Amount (or make appropriate alternative arrangements if uncertificated shares of Common Stock represented by book-entry shares will be issued); provided however, rather than depositing CVR Payment Shares, the Company may at its sole election deposit with the Rights Agent a cash amount (the “Cash Replacement Amount”) reflecting all or a part of the applicable CVR Payment Amount, in which case the number of applicable CVR Payment Shares will be appropriately reduced. In no case shall the sum of (i) the fair value of CVR Payment Shares to be issued and (ii) Cash Replacement Amount be less than the total Milestone Payment Amount. No later than ten (10) calendar days after the applicable Share Determination Date, the Rights Agent will then distribute to each Holder the portion of the CVR Payment Amount that is equal to such Holder’s Pro Rata Share by (i) depositing the applicable number of CVR Payment Shares in the account of such Holder pursuant to procedures communicated by the Rights Agent and (ii) with respect to any Cash Replacement Amount, distributing the applicable amount to each Holder either by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account. Notwithstanding the above, to the extent a Holder’s Pro Rata Share would result in such Holder receiving a fractional share of Common Stock, such Holder shall instead receive a full additional share if the fractional share is .5 or greater and shall forfeit such fractional share if the fractional share is less than .5.

(e)           If a CVR Payment Amount is determined to be payable following a Notice of Objection pursuant to Section 2.4(c) above (whether by agreement of the parties or the decision of an arbitrator under Section 9.10), then within ten (10) Business Days of such determination, the Company will deposit with the Rights Agent certificates representing the applicable CVR Payment Shares (or make appropriate alternative arrangements if uncertificated shares of Common Stock represented by book-entry shares will be issued); provided however, rather than depositing CVR Payment Shares, the Company may at its sole election deposit with the Rights Agent a Cash Replacement Amount reflecting all or a part of the applicable CVR Payment Amount, in which case the number of CVR Payment Shares will be appropriately reduced. In no case shall the sum of (i) the fair value of CVR Payment Shares to be issued and (ii) Cash Replacement Amount be less than the total Milestone Payment Amount. No later than ten (10) Business Days later, the Rights Agent will then distribute to each Holder the portion of the CVR Payment Amount that is equal to such Holder’s Pro Rata Share by (i) depositing the applicable number of CVR Payment Shares in the account of such Holder pursuant to procedures communicated by the Rights Agent and (ii) with respect to any Cash Replacement Amount, distributing the applicable amount to each Holder either by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account. Notwithstanding the above, to the extent a Holder’s Pro Rata Share would result in such Holder receiving a fractional share of Common Stock, such Holder shall instead receive a full additional share if the fractional share is .5 or greater and shall forfeit such fractional share if the fractional share is less than .5.

(f)           The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, CVR Payment Shares or Cash Replacement Amounts, as applicable, in such amount as the Company or the applicable Affiliate of the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld are paid over to or deposited with the relevant governmental entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(g)           The Company will promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request in order to perform under this Agreement.

2.5
No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)           Except for those associated with actual CVR Payment Shares, if and when issued, the CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)           Except for those associated with the actual CVR Payment Shares, if and when issued, the CVRs will not represent any equity or ownership interest in the Company.

(c)           Each Holder acknowledges and agrees to the appointment and authority of the Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Holders’ Representative or the authority or power of the Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including, without limitation, the provisions related to the authority of the Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

ARTICLE III.
The Rights Agent

3.1
Certain Duties and Responsibilities.

(a)           The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability under this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees and charges, but not including reimbursable expenses.

(b)           All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent will be brought in its name as Rights Agent, and any recovery of judgment will be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

3.2
Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent will deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part, rely upon an Officer’s Certificate;

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           The Rights Agent shall act hereunder solely as agent for the Company and it shall not assume any obligations or relationship of agency or trust with any of the Holders or the Holders’ Representative;

(e)           in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(f)           the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(g)           the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(h)           the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense (in each case pertaining to the Rights Agent’s own account only) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; and

(i)           the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the Rights Agent Fee will be rendered a reasonable time before, and paid on, the effective date of the applicable transaction. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) calendar days after receipt by the Company. The Company agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with the Agreement. In no event will any expense incurred by the Company pursuant to this Section 3.2 be deducted from any CVR Payment Amount.

3.3
Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days before the date so specified.

(b)           If the Rights Agent will resign, be removed or become incapable of acting, the Company, by way of a Board Resolution, will promptly appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Holders’ Representative, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)           The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within five (5) Business Days after acceptance of appointment by a successor Rights Agent, upon Company’s request the successor Rights Agent will cause such notice to be mailed at the expense of the Company. In no event will any expense incurred by the Company pursuant to this Section 3.3 be deducted from any CVR Payment Amount.

3.4
Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, however, that upon the request of the Company or the successor Rights Agent, such retiring Rights Agent will cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

ARTICLE IV.
Covenants

4.1
List of Holders.

The Company will furnish or cause to be furnished to the Rights Agent in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names, addresses and shareholdings of registered holders of Common Stock as of the Effective Time. The Rights Agent will share with the Company, upon the Company’s request, a copy of the CVR Register and other information relating to the Holders, including any correspondence, unless the Rights Agent is restricted by law from sharing any such information, in which case the portion protected by law (and only such portion) will be redacted or otherwise subtracted from the materials provided to the Company.

4.2
Payment of CVR Payment Amount.

The Company will duly and promptly issue to Rights Agent the CVR Payment Amount, when and if payable, in shares of Common Stock to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3
Operating Covenants & Keepwell

(a)           Until the earlier of the termination of this Agreement or December 31, 2024, the Company will account for the results of the Consumer Business Unit pursuant to segment level reporting (whether or not it is in fact reported as a segment of the Company). Such reporting will be done in accordance with GAAP, except that appropriate adjustments for allocations of overhead consisting of those incremental costs incurred by the Company as a result of the Merger and other costs that are intended to fairly reflect the historical costs of the Consumer Business Unit, including any adjustments that may occur in accordance with Section 4.5, shall be applied.

(b)           Until the earlier of the termination of this Agreement or December 31, 2024, the Company will provide (on the whole) reasonably sufficient commercial support to the Consumer Business Unit to allow it to meet the Revenue Target Achievement for each Milestone Period; provided however, that in any event the Company will not be required to provide more commercial support (on the whole) in any particular Milestone Period and on a proportionate basis relative to the Revenue Target Achievement for that period, than the amount of commercial support (on the whole) provided to such business by Innovus in 2018 relative to the revenue achieved in 2018.

(c)           Until the earlier of the termination of this Agreement or December 31, 2024, the Company will also maintain product registrations, licenses and approvals and respond to queries and challenges and perform marketing activities of core products in a manner consistent with Innovus management of the Consumer Business Unit throughout 2018. After December 31, 2024, Company management will manage such matters in the Consumer Business Unit as they would in the ordinary course of business depending on prospects and expected performance of the Consumer Business Unit and its various product lines. In no event will the Company or its management team operate in bad faith with an intention to undermine the ability of the Consumer Business Unit from achieving the applicable Milestones.

4.4
Books and Records; Holders’ Representative Operating Covenant Review.

The Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm the applicable CVR Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement. In connection with the Company’s obligations pursuant to Section 4.3, the Holders’ Representative shall have the right to reasonably inspect and review the Company’s compliance with such obligations and, if the Holders’ Representative objects to the Company’s compliance related to Section 4.3, then the Company and the Holders’ Representative shall reasonably negotiate to resolve such dispute; provided, that if such dispute cannot be resolved despite the parties’ best commercially reasonable efforts to resolve such dispute within 15 business days, then the dispute shall be resolved via arbitration pursuant to Section 9.10 hereof.

4.5
Audits.

(a)           In addition to the right of the Holders’ Representative to inspect the records of the Company in connection with a Notice of Objection as set forth in Section 2.4(c), upon the written request of the Holders’ Representative provided to the Company not less than forty-five (45) days in advance (such request not to be made more than once in any twelve (12) month period), the Company shall permit, and shall cause its Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of the Company or its Affiliates as may be reasonably necessary to determine the accuracy of the results of the Consumer Business Unit reported by the Company, particularly as it pertains to the achievement or non-achievement, as the case may be, of any Milestones and the payment of any applicable CVR Payment Amounts.  The Company shall, and shall cause to its Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant to calculate and verify the results of the Consumer Business Unit; provided that the Company may, and may cause its Affiliates to, redact documents and information not relevant for such calculation pursuant to this Section 4.5.  The Independent Accountant shall disclose to the Company and the Holders’ Representative any matters directly related to its findings to the extent reasonably necessary to verify the results of the Consumer Business Unit.

(b)           If the Independent Accountant concludes that a Milestone was achieved for which a Non-Achievement Certificate was previously delivered to the Holders’ Representative and the Rights Agent for which a CVR Payment Amount was properly due but not paid to the Rights Agent, or that any CVR Payment Amount made was in an amount less than the amount due, the Company shall pay the CVR Payment Amount or underpayment thereof to the Rights Agent for further distribution to the Holders plus interest on such amount at the “prime rate” as published in The Wall Street Journal or similar reputable data source from time to time, calculated from when the full CVR Payment Amount should have been paid to the date of actual payment (such amount including interest being the “CVR Shortfall”).  The CVR Shortfall shall be paid within ten (10) Business Days after the date the Independent Accountant delivers to Company and the Holders’ Representative the Independent Accountant’s written report.  The decision of the Independent Accountant shall be final, conclusive and binding on Company and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by the Company.

(c)           Each Person seeking to receive information from the Company in connection with a review pursuant to this Section 4.5 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Company or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

ARTICLE V.
Amendments

5.1
Amendments Without Consent of Holders.

(a)           Without the consent of any Holders or the Holders’ Representative, the Company, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein in a transaction contemplated by Section 6.1 hereof.

(b)           Without the consent of any Holders or the Holders’ Representative, the Company, when authorized by a Board Resolution, together with the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, enter into one or more amendments hereto:

(i)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)           to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent will consider to be for the protection of the Holders;

(iii)           to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein; provided, however, that in each case, such provisions will not materially adversely affect the interests of the Holders or the ability of the Consumer Business Unit to achieve the Milestones in any way; or

(iv)           to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will deliver a notice thereof to each Holder at its address as it appears on the CVR Register, setting forth in general terms the substance of such amendment.

5.2
Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Holders’ Representative), the Company, when authorized by a Board Resolution, the Rights Agent, the Holders’ Representative and the Acting Holders may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any or all provisions of this Agreement.

(b)           Promptly after the execution by the Company, the Holders’ Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will deliver a notice thereof to each Holder at its address as it appears on the CVR Register, setting forth in general terms the substance of such amendment.

5.3
Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel of the Company, at Company’s sole expense, stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4
Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. In the event this Agreement is modified in accordance with this Article V, the Rights Agent will, to the extent practicable, deliver to the Holders a notice of such amendment.

5.5
Amendment Prior to Effective Time.

This Agreement may not be amended prior to the Effective Time without the prior written consent of Innovus.

ARTICLE VI.
Consolidation, Merger, Sale or Conveyance

6.1
Consolidation

(a)           Except as contemplated by the Merger, the Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i)           the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) will expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)           the Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)           In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Surviving Person will be liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.

6.2
Buyback of De Minimis CVRs.

At any time, the Company will have the right to purchase all the outstanding CVRs of any Holder having a De Minimis amount of CVRs by paying that Holder an amount in cash that is equivalent to the aggregate consideration such Holder would be owed if all future Achievement Certificates were delivered (assuming an exchange ratio of .1667) (such amount, the “Holder Buyout Value”). For purposes of this section, a “De Minimis” amount of CVRs is an amount for which the Holder Buyout Value is less than $100.

6.3
Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person will be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII.
Management Discretion; No Fiduciary Duties

7.1
Management of Consumer Business Unit. For the avoidance of doubt, subject to and consistent with its obligations set forth in this Agreement, management of the Company shall have full discretion in management of the Consumer Business Unit in all respects, including without limitation decisions relating to taxes, application of US GAAP, selection of auditor, questions of accounting policy decisions/elections, working capital management, risk management, business opportunities, hiring and terminations of employees and consultants, etc.

7.2
No Fiduciary Duties. Neither the Company’s officers nor its directors owe fiduciary duties of any kind to the Holders of the CVRs.

ARTICLE VIII.
The Holders’ Representative

8.1
Appointment of Holders’ Representative.  To the extent valid and binding under applicable law, the Holders’ Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement, (ii) confirming the satisfaction of the Company’s obligations under this Agreement and (iii) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

8.2
Authority.  To the extent valid and binding under applicable law, the appointment of the Holders’ Representative by the Holders in accordance with this Agreement is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. To the extent valid and binding under applicable law, all decisions of the Holders’ Representative shall be final and binding on all Holders. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holders’ Representative and any document executed by the Holders’ Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by the Company or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction). The Holders’ Representative shall not be responsible, and shall be indemnified by the Holders and the Company, for any loss suffered by, or liability of any kind to the Holders, including as a result of legal action, arising out of any act done or omitted by the Holders’ Representative in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

8.3
Successor Holders’ Representative.  The Holders’ Representative may be removed for any reason or no reason by written consent of the Acting Holders. In the event that the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Acting Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Holders’ Representative for all purposes of this Agreement. The newly-appointed Holders’ Representative shall notify the Company, the Rights Agent and any other appropriate Person in writing of his or her appointment, provide evidence that the Acting Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Holders’ Representative as set forth in such written notice. In the event that within 30 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, no successor Holders’ Representative has been so selected, the Company shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such Person is the successor Holders’ Representative, and such Person shall be the successor Holders’ Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such next-largest-quantity Person is the successor Holders’ Representative, and such next-largest-quantity Person shall be the successor Holders’ Representative hereunder. (And so on, to the extent as may be necessary.) The Holders are intended third party beneficiaries of this Section 8.3. If a successor Holders’ Representative is not appointed pursuant to the preceding procedure within 60 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Company shall appoint a successor Holders’ Representative.

8.4
Termination of Duties and Obligations.  The Holders’ Representative’s duties and obligations under this Agreement shall survive until no CVRs remain outstanding or until this Agreement expires or is terminated pursuant to Section 9.8, whichever is earlier.

ARTICLE IX.
Other Provisions of General Application

9.1
Notices to Rights Agent and Company.

Subject to Section 9.2, all notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and will be deemed to have been effectively given: (a) upon personal delivery to the recipient; (b) when sent by email or confirmed facsimile, if sent during normal business hours of the recipient; if not, then on the next Business Day; or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

(a)           if to the Company, to

Aytu Bioscience Inc.
373 Inverness Parkway, Suite 206
Englewood, CO 80112
Attention: Joshua Disbrow
Josh.Disbrow@aytubio.com

with a copy to

Dorsey & Whitney LLP
111 South Main Street
21st Floor
Salt Lake City, UT 84111
Attention: Nolan Taylor, Esq.
Taylor.nolan@dorsey.com

(b)           if to the Holders’ Representative, to

[ ]

with a copy to

[ ]

(c)           if to the Rights Agent, to

[ ]

with a copy to

[ ]

or to such other address as either party has furnished to the other by notice given in accordance with this Section 9.1.

9.2
Notice to Holders.

Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) (i) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, or (ii) if sent via email or email with PDF attachment at email addresses previously confirmed by Holders, in either case not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail or email, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

9.3
Assignment; Third Party Beneficiaries.

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that the Rights Agent may, without further consent of the other parties hereto, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Securities Exchange Act of 1934, as amended. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, will give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders will not have any rights or remedies with respect to the CVRs except as expressly set forth herein.

9.4
Governing Law.

This Agreement and the CVRs will be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

9.5
Legal Holidays.

If a CVR Payment Date is not a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

9.6
Severability Clause.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.7
Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one party and each of which will be an original, but all such counterparts taken together will constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) will constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) will be deemed to be their original signatures for all purposes.

9.8
Termination.

This Agreement will terminate and be of no further force or effect, and the parties hereto will have no liability hereunder, upon the earliest to occur of (a) the payment of the last possible CVR Payment Amount due hereunder, (b) if a Notice of Objection is not delivered within the Objection Period relating to the last Milestone for which an Achievement Certificate has not been issued, the expiration of such Objection Period, (c) in the event of the delivery of a Notice of Objection for such last Milestone period, either (i) the final determination in accordance with this Agreement that no further Earnout Achievement has been achieved or (ii) the fulfillment of any payment obligation required pursuant to a final determination made in accordance with this Agreement or (d) the date on which no CVRs are outstanding.

9.9
Entire Agreement.

This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs.

9.10
Arbitration.

Any claim which the Holders’ Representative or the Holders have the right to assert hereunder (including any claims brought by the Acting Holders on behalf of the Holders) will be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Only the Company, the Rights Agent, the Holders’ Representative and/or the Acting Holders may initiate an arbitration for any matter relating to this Agreement. However, in the event of a dispute arising from the delivery of a Notice of Objection, the sole matter to be settled by arbitration will be whether an Earnout Achievement has occurred. The number of arbitrators will be one, and such arbitrator will be selected by the American Arbitration Association. The place of the arbitration will be Denver, Colorado. The arbitrator will be a lawyer or retired judge or accountant with experience in the pharmaceutical industry and with mergers and acquisitions. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other parties (provided that the Holders’ Representative may disclose to the Holders any such information without the consent of the Company). Any award payable in favor of the Holders or the Rights Agent as a result of arbitration will be distributed to the Holders based on their Pro Rata Share. The Company will pay all fees and expenses of the arbitration, including the costs and expenses billed by the arbitrator in connection with the performance of its duties described herein; provided, however, that if the arbitrator rules in favor of the Company, the arbitrator’s fees and expenses will be offset against any CVR Payment Amount or any other payment to be made thereafter hereunder. Each party will be responsible for its own attorney fees, expenses and costs of investigation.

9.11
Survival.

Notwithstanding anything in this Agreement to the contrary, all provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

9.12
Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

9.13
Confidentiality

(a)           Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other, provided that such independent development can be substantiated by the written records of such party. This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by Company.

(b)            Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 9.13.

(c)           Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d)           Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Section 9.13, each party will promptly:

(i)           notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii)           furnish to the other party full details of the unauthorized possession, use or disclosure; and

(iii)           use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

(e)           Costs. Each party will bear the costs it incurs as a result of compliance with this Section 9.13.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Aytu Bioscience Inc.
By:
Name: Josh Disbrow
Title: President and Chief Executive Officer

[Rights Agent]
By:
Name:
Title:

And solely as the Holders’ Representative:

Vivian Liu

Exhibit A

Earnout Milestones and Payment Amounts

1.
Milestone #1: If the Consumer Business Unit records $24 million in revenue for calendar 2019, the CVR Payment Amount for this Milestone will be $2,000,000 (as such amount may be adjusted pursuant to the Riders below).

2.
Milestone #2: If the Consumer Business Unit records $30 million in revenue for calendar 2020, the CVR Payment Amount for this Milestone will be $1,000,000 (as such amount may be adjusted pursuant to the Riders below). If the Consumer Business Unit achieves break-even in terms of profitability from operations for calendar 2020, then the CVR Payment Amount for this Milestone will be increased by $1,000,000 (as such amount may be adjusted pursuant to the Riders below).

3.
Milestone #3: If the Consumer Business Unit records $40 million in revenue for calendar 2021, the CVR Payment Amount for this Milestone will be $1,000,000 (as such amount may be adjusted pursuant to the Riders below). If the Consumer Business Unit achieves profitability from operations for calendar 2021, then the CVR Payment Amount for this Milestone will be increased by $1,000,000 (as such amount may be adjusted pursuant to the Riders below).

4.
Milestone #4: If the Consumer Business Unit records $50 million in revenue for calendar 2022, the CVR Payment Amount for this Milestone will be $2,500,000 (as such amount may be adjusted pursuant to the Riders below). If the Consumer Business Unit achieves profitability from operations for calendar 2022, then the CVR Payment Amount for this Milestone will be increased by $2,500,000 (as such amount may be adjusted pursuant to the Riders below).

5.
Milestone #5: If the Consumer Business Unit records $75 million in revenue for calendar 2023, the CVR Payment Amount for this Milestone will be $2,500,000 (as such amount may be adjusted pursuant to the Riders below). If the Consumer Business Unit achieves profitability from operations for calendar 2023, then the CVR Payment Amount for this Milestone will be increased by $2,500,000 (as such amount may be adjusted pursuant to the Riders below).

Warrant Rider: If any warrant issued by Innovus prior to the Merger (an “Outstanding Warrant”) is exercised during the term of this Agreement, then the holder of such Outstanding Warrant will be issued one CVR for each share of Common Stock received upon exercise of such Outstanding Warrant and shall become a Holder of CVRs hereunder from that time forward. Any such Holder shall then be entitled to participate with other Holders in receiving its Pro Rata Share of CVR Payment Amounts, but only with respect to any Milestone Earnouts for which the Achievement Certificate is prepared and delivered after the date such Outstanding Warrants are exercised, but shall not be entitled to receive any CVR Payment Amount for any Earnout Achievement for which the Achievement Certificate has already been delivered.

Litigation Rider: To the extent that the Company’s costs (including any legal fees, judgments, settlement payments, etc.) in connection with or relating to the matters referenced in the letter to Innovus from the Marin County District Attorney’s Office on August 24, 2018 exceed $300,000, the Company may in its discretion reduce one or more CVR Payment Amounts to offset such excess amounts. Additionally, to the extent that the Company’s costs (including any legal fees, judgments, settlement payments, etc.) in connection with or relating to the current dispute with Hikma Pharmaceuticals exceed $500,000, excluding the costs of purchasing a reasonable supply of FlutiCare expected to be sold in the ordinary course, the Company may in its discretion reduce one or more CVR Payment Amounts to offset such excess amounts.

Anti-dilution Rider: Notwithstanding the exchange ratio calculations in 1-5 above, if the Company at any time or from time to time during the term of this Agreement effects a subdivision or combination of its Common Stock, then the exchange ratios determined after such subdivision or combination shall be proportionately decreased or increased, as appropriate.